EXHIBIT 99.1

Date:         November 20, 2014
Contact:    Connie Waks
206.340.2305
cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces 2014 Director Election Results

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced the results of its 2014 Board of Directors elections, including the elections of member directors representing Idaho and Wyoming and one independent non-public interest director. All were elected to four-year terms commencing January 1, 2015, and ending December 31, 2018.
Idaho Director
David P. Bobbitt, chairman and chief executive officer of Community 1st Bank in Post Falls, Idaho, was re-elected to serve as the Seattle Bank’s member director from Idaho. Mr. Bobbitt chartered Community 1st Bank in June 2007, and the company has since grown to $74 million in assets. Mr. Bobbitt previously served as president of Sterling Savings Bank and has held positions at Idaho First National Bank and West One Bank. He serves as chairman of Pacific Coast Banking School and on the boards of the Post Falls Chamber of Commerce and the Kootenia Electric Cooperative. Mr. Bobbitt attended North Idaho College and earned post-graduate degrees from Pacific Coast Banking School at the University of Washington and the International Seniors Program at Harvard Business School.
Wyoming Director
David J. Ferries, president, chief executive officer, and director of First Federal Savings Bank in Sheridan, Wyoming, was re-elected to serve as the Seattle Bank’s member director from Wyoming. Prior to joining First Federal in 2002, Mr. Ferries served as senior vice president of First Interstate Bank, and held a variety of increasingly responsible positions during his tenure with that institution. Mr. Ferries is a director of the Wyoming Bankers Association, Forward Sheridan, Inc., and Whitney Benefits Foundation Advisory Council. He is currently appointed, by the Office of the Comptroller of the Currency, to the Mutual Savings Association Advisory Committee. Mr. Ferries has a bachelor’s degree in economics from Rocky Mountain College and a masters of business administration from the University of Montana. He is a graduate of the ABA Stonier Graduate School of Banking and has earned Credit Risk Certification from Risk Management Association.
Independent Director
David F. Wilson, chief executive officer of Wilson Construction, LLC, a residential and commercial development company in Ketchum, Idaho, was re-elected to serve as an independent non-public interest director. Mr. Wilson is chairman of the board at Idaho Housing and Finance Association and has been a member of that organization since 1995. He is also an active member of the National Association of Home Builders and served as the organization’s president in 2005. Currently, he is chairman of the Home Building Industry Disaster Relief Fund. Mr. Wilson served as Mayor of Sun Valley, Idaho, from 1997 - 2001, and as a city council member from 1991 - 1997. Mr. Wilson holds a bachelor’s degree in business administration from California State University at Los Angeles.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.
Visit the Seattle Bank’s website at www.fhlbsea.com.